Contact: Christine S. Johnson                     Phone:   (314) 576-3393
         600 Kellwood Parkway                     Fax:     (314) 576-3434
         Chesterfield, MO  63017                  christine_johnson@kellwood.com


                 KELLWOOD COMPANY (NYSE) ELECTS MARTIN BLOOM AND
                    JANICE E. PAGE TO ITS BOARD OF DIRECTORS

ST. LOUIS, MO, December 1, 2000 -- Kellwood Company elected two retail industry veterans to its Board at its November quarterly Board of Directors meeting. The new members are Martin Bloom and Janice E. Page, according to Hal J. Upbin, Kellwood chairman, president and chief executive officer.

         Bloom is chairman of MBI Associates, an international consulting firm based in Massachusetts. Prior to starting MBI, Bloom spent more than 20 years at the May Department Stores Co., most recently as president and chief executive officer of May Department Stores International. His credentials include accountability for all overseas operations, from sourcing product to developing new markets. Additionally, Bloom has served as a past chairman of the National Retail Federation's Foreign Trade Committee.

         Page is a director of Ohio-based R.G. Barry Corporation, a marketer of comfort footwear for the home. Previously, Page had served as senior group vice president for Sears Roebuck and Co., where she was instrumental in developing the overall direction for Sears' retail operations. Throughout her 26 years with the retailer she was responsible for directing the buying, merchandising and marketing activities for multiple product lines.

         "We are fortunate to have two new dynamic personalities as the most recent additions to our Board. Both Marty and Janice are leaders in their field, and their expertise will be a valuable asset to Kellwood and its shareholders," Upbin said. At the November meeting, Kellwood amended the Company's by-laws to increase the total number of directors by two to 12 members effective December 1, 2000. Bloom and Page were elected to fill these vacancies with a term until the next Annual Shareowners Meeting on May 31, 2001.

         Kellwood Company (NYSE: KWD) is a $2.3 billion marketer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kellwood.com.
                                       ###